HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:        T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FOURTH-QUARTER 2014 FINANCIAL RESULTS
- Second Consecutive Year of Record Sales, Operating Profit and Adjusted EPS
- For Full-Year 2014, Net Sales of $5.32 Billion Increased 15%, Adjusted Operating Profit
of $763 Million Increased 28% and Adjusted Earnings per Share of $5.66 Increased 45%
- 2015 Full-Year Adjusted EPS Guidance is $6.30 to $6.50, Growth of Approximately 11%
to 15% Despite the Negative Impact Expected from Currency Translation

WINSTON-SALEM, N.C. (Jan. 29, 2015) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, today reported financial results for 2014, achieving record results for the second consecutive year for net sales, adjusted operating profit, and adjusted diluted earnings per share.

For full-year 2014, net sales increased 15 percent, adjusted operating profit increased 28 percent, and adjusted EPS increased 45 percent. The company’s record results and strong fourth-quarter performance were driven by superb supply chain manufacturing performance, benefits from the acquisitions of Maidenform Brands Inc. and DBApparel, and continued strong contributions from Innovate-to-Elevate product platforms.

Hanes has issued 2015 full-year guidance, including expectations for net sales growth of approximately 9 percent (approximately $5.775 billion to $5.825 billion), adjusted operating profit growth of 9 percent to 12 percent (approximately $835 million to $855 million), and adjusted EPS growth of 11 percent to 15 percent (approximately $6.30 to $6.50), all strong growth rates despite significant negative impacts from foreign currency exchange rates.

Net sales for the fourth quarter increased 18 percent to $1.52 billion compared with the year-ago quarter, and full-year sales of $5.32 billion increased by 15 percent. On a constant-currency basis, net sales increased 19 percent in the fourth quarter and 16 percent for the full year.

Adjusted EPS in the fourth quarter increased 49 percent to $1.46, and adjusted EPS for the year increased 45 percent to $5.66 from $3.91 in 2013. On a GAAP basis, diluted EPS was $0.88 in the quarter versus $0.32 a year ago and was $3.97 for the year, up from $3.25 a year ago.

(All adjusted consolidated measures and comparisons in this news release exclude pretax acquisition, integration and other action-related charges of $69 million in the fourth-quarter 2014, $199 million for full-year 2014, and $81 million for both the fourth-quarter and full-year 2013. See the GAAP reconciliation section below.)

HanesBrands Reports Fourth-Quarter 2014 Financial Results - Page 2

“We had another outstanding year in 2014, generating significant shareholder value and again achieving record results for sales, operating profit and EPS,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “We are in the midst of a multiyear period of strong growth supported by our powerful company-owned global supply chain, Innovate-to-Elevate product platforms, and acquisitions. Our guidance for 2015 translates into another year of double-digit EPS growth and what would be another record year for sales, profit and EPS, despite the challenges of currency exchange rates.”

Fourth-Quarter and Full-Year 2014 Financial Highlights and Business Segment Summary

Key accomplishments for 2014 include:

•
Sales Growth in Each Business Segment. Net sales growth was at least high single digits for each business segment in 2014. Innovate-to-Elevate product platforms continue to perform well, including Hanes ComfortBlend underwear, Hanes X-Temp and Champion Vapor fabrics, and ComfortFlex Fit bras. With the exception of Activewear, each segment benefitted from acquisition contributions to sales growth.

•
Supply Chain Performance, Acquisitions and Innovation Drive Adjusted Operating Profit and Margin Growth. The company’s adjusted operating profit margin for the year increased 140 basis points to 14.3 percent of sales. Supply chain performance, including continued efficiency initiatives and internalization of production into the company’s self-owned facilities, contributed significantly to operating profit and margin performance.

For the fourth quarter, adjusted operating profit increased 31 percent to $200 million, and full-year adjusted operating profit increased 28 percent to $763 million. On a GAAP basis, fourth-quarter operating profit was $131 million versus $72 million in the year-ago quarter, and full-year 2014 operating profit was $564 million versus $515 million last year.

•
Strong Balance Sheet and Cash from Operations. Hanes generated $508 million in net cash from operating activities in 2014. The company used cash to pay regular quarterly cash dividends of $120 million. The company’s strong balance sheet allowed Hanes to make its second sizable acquisition in two years.

“Our strong balance sheet and cash flow supports our value-creating business model of innovation, supply chain leverage and acquisitions,” said Hanes Chief Financial Officer Richard D. Moss. “We have generated $1.1 billion in operating cash flow over the past two years, invested in our business, made two important acquisitions, and have sustained a growing quarterly cash dividend. We remain in a strong position to create further value.”

•
Successful Acquisitions and Integrations. Hanes completed the integration of Maidenform within one year of the acquisition closing in fall 2013. The first Maidenform products developed wholly within the Hanes product development process are scheduled to debut in 2015. For 2014, the Maidenform acquisition contributed $491 million in net sales.

HanesBrands Reports Fourth-Quarter 2014 Financial Results - Page 3

Hanes closed on the acquisition of DBApparel, a leading marketer of intimate apparel and underwear in Europe, on Aug. 29, 2014. DBA results will be reported in the International segment. Integration is under way, and Hanes continues to expect DBA’s annual operating profit to reach €100 million within three to four years through synergies, global supply chain leverage, and Innovate-to-Elevate benefits. For 2014, the DBA acquisition contributed net sales of $210 million (€168 million) in the fourth quarter and $291 million (€230 million) for the year.

Key segment highlights include:

Innerwear Segment. Innerwear net sales were comparable in the fourth quarter to a year ago and increased 11 percent for the full year. Operating profit increased 17 percent in the fourth quarter and the full year.

•
Profitability Improvement from Innovation and Supply Chain. The company’s innovation platforms continue to perform well, and the company’s primarily company-owned supply chain continues to drive benefits from increased scale and improvement initiatives. Hanes ComfortBlend and X-Temp underwear and socks and ComfortFlex Fit bras across multiple brands continue to do well.

Innerwear’s operating profit margin of 21 percent in the fourth quarter increased 310 basis points, and for the full year the margin increased 130 basis points to 20.4 percent.

Activewear Segment. Activewear net sales increased 10 percent in the fourth quarter and 8 percent for the full year. Champion sales, excluding those at mass retail, increased by more than 20 percent. Operating profit increased 10 percent in the quarter and 14 percent for the full year. The segment delivered record full-year profitability for the second consecutive year - a 13.7 operating margin, up 70 basis points.

International Segment. International sales and operating profit increased significantly as a result of acquisitions, but currency had a significant impact on results. On a constant-currency basis, International net sales increased 157 percent in the fourth quarter and 68 percent for the full year. Operating profit on a constant-currency basis increased 236 percent in the fourth quarter and 118 percent for the full year.

Direct to Consumer Segment. The Direct to Consumer segment achieved significantly improved profitability for the second consecutive year. Net sales increased 1 percent in the fourth quarter and operating profit increased 29 percent. For the full year, net sales increased 8 percent with an operating profit increase of 17 percent.

2015 Financial Guidance

Hanes has issued full-year 2015 growth expectations and financial guidance. Incorporated into the company’s outlook are the expected negative effects of foreign currency exchange rates and Target Canada Co.’s announced plans to liquidate. In addition, the company has approved a 4-for-1 stock split to be executed through a stock dividend to be issued to stockholders March 3, 2015. EPS guidance will be provided on a pre-split and post-split basis.

HanesBrands Reports Fourth-Quarter 2014 Financial Results - Page 4

For 2015, Hanes expects net sales of approximately $5.775 billion to $5.825 billion; expects adjusted operating profit excluding actions of $835 million to $855 million; expects pre-split adjusted EPS excluding actions of $6.30 to $6.50; and expects net cash from operating activities of $550 million to $600 million. On a post-split basis, adjusted EPS excluding actions is expected to be $1.58 to $1.63. The 2015 guidance assumes a euro-to-dollar exchange rate of $1.10.

The guidance reflects growth over 2014 of approximately 9 percent for net sales, approximately 9 percent to 12 percent for adjusted operating profit, and approximately 11 percent to 15 percent for adjusted EPS, even with the stronger dollar and the Target Canada liquidation. The combined effect of the stronger dollar since August and the Target Canada decision reduced the company’s guidance for net sales by approximately $230 million, adjusted operating profit by approximately $44 million, and adjusted EPS of approximately $0.37 on a pre-split basis (approximately $0.09 on a post-split basis).

The company expects the acquisition of DBA to contribute approximately €630 million of net sales in 2015 versus €230 million in 2014 and approximately €30 million of operating profit in 2015 versus €21 in 2014. For 2015, the company has fully hedged its euro-based cost of goods exposure for European operations. Integration planning for DBA has proceeded on schedule and the company expects to begin meeting with works councils in Europe in the first quarter of 2015.

Interest expense and other expense are expected to be approximately $90 million to $95 million combined. The 2015 full-year tax rate is expected to be approximately 13 percent, similar to 2014. The tax rate is expected to vary by quarter with the rate being slightly higher in the first half of the year.

The company’s 2015 pension contribution will be $100 million and capital expenditures are expected to be approximately $75 million. On a post-split basis, the company expects approximately 410 million weighted average fully diluted shares outstanding in 2015.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Charges for Actions and Reconciliation to GAAP Measures

Adjusted EPS, adjusted operating profit (and margin), and EBITDA are not generally accepted accounting principle measures. Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. The company believes that adjusted EPS provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions. See Table 5 attached to this press release to reconcile adjusted diluted EPS to GAAP diluted EPS.

HanesBrands Reports Fourth-Quarter 2014 Financial Results - Page 5

Adjusted operating profit is defined as operating profit excluding actions, a measure the company believes provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions. See Table 5 attached to this press release to reconcile adjusted operating profit to GAAP operating profit.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although the company does not use EBITDA to manage its business, it believes that EBITDA is another way that investors may measure financial performance. See Table 2 attached to this press release to reconcile EBITDA with the GAAP measure of net income.

For 2015 guidance, adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions, and adjusted operating profit is defined as operating profit excluding actions. Hanes’ current estimate for pretax charges in 2015 for acquisition, integration and other actions is approximately $150 million to $170 million or more, but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

On a GAAP basis, full-year 2015 diluted EPS will vary depending on actual performance, charges and tax rate. On a pre-split basis, GAAP diluted EPS could be in the range of $5.55 to $6.00. On a post-split basis, GAAP diluted EPS could be in the range of $1.39 to $1.50. (Hanes has announced that it will split its stock 4-for-1 via a stock dividend to be issued March 3, 2015.) GAAP operating profit for 2015 could be in the range of $685 million to $705 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EST today. The broadcast, consisting of prerecorded remarks followed by a live question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately midnight EST today through midnight EST Feb. 5, 2015. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 71533269.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2015 Financial Guidance,” as well as statements about the benefits anticipated from the DBApparel acquisition, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which

HanesBrands Reports Fourth-Quarter 2014 Financial Results - Page 6

we compete; the failure of businesses we acquire to perform to expectations; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the loss or interruption of services of a member of our senior management team; the accuracy of the estimates and assumptions on which our financial statement projections are based; any inadequacy, interruption ,integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; current economic conditions, including consumer spending levels and the price elasticity of our products; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands in the Americas, Asia and Europe, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nur Die, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 530 on the Fortune 1000 list, Hanes has approximately 59,500 employees in more than 35 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2011 and 2010 Partner of the Year award winner. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Year Ended
	January 3, 2015	December 28, 2013	% Change	January 3, 2015	December 28, 2013	% Change
Net sales	$1,522,596	$1,285,790	18.4%	$5,324,746	$4,627,802	15.1%
Cost of sales	977,035	858,558		3,420,339	3,016,109
Gross profit	545,561	427,232	27.7%	1,904,407	1,611,693	18.2%
As a % of net sales	35.8%	33.2%		35.8%	34.8%
Selling, general and administrative expenses	414,411	355,534		1,340,453	1,096,507
As a % of net sales	27.2%	27.7%		25.2%	23.7%
Operating profit	131,150	71,698	82.9%	563,954	515,186	9.5%
As a % of net sales	8.6%	5.6%		10.6%	11.1%
Other expenses	709	15,491		2,599	17,501
Interest expense, net	29,922	26,038		96,387	101,884
Income before income tax expense	100,519	30,169		464,968	395,801
Income tax expense	11,082	(2,097)		60,449	65,307
Net income	$89,437	$32,266	177.2%	$404,519	$330,494	22.4%

Earnings per share:
Basic	$0.89	$0.32	178.1%	$4.02	$3.31	21.5%
Diluted	$0.88	$0.32	175.0%	$3.97	$3.25	22.2%

Weighted average shares outstanding:
Basic	100,829	100,159		100,575	99,859
Diluted	102,100	101,881		102,011	101,823

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarter Ended			Year Ended
	January 3, 2015	December 28, 2013	% Change	January 3, 2015	December 28, 2013	% Change
Segment net sales:
Innerwear	$699,680	$700,464	(0.1)%	$2,707,474	$2,444,935	10.7%
Activewear	372,973	340,428	9.6%	1,410,036	1,306,936	7.9%
Direct to Consumer	108,299	107,360	0.9%	409,028	380,079	7.6%
International	341,644	137,538	148.4%	798,208	495,852	61.0%
Total net sales	$1,522,596	$1,285,790	18.4%	$5,324,746	$4,627,802	15.1%

Segment operating profit:
Innerwear	$146,742	$125,067	17.3%	$552,507	$467,398	18.2%
Activewear	48,024	43,729	9.8%	193,952	170,749	13.6%
Direct to Consumer	11,966	9,296	28.7%	40,367	34,737	16.2%
International	36,658	11,188	227.7%	89,979	42,850	110.0%
General corporate expenses/other	(43,124)	(36,792)	17.2%	(113,918)	(119,758)	(4.9)%
Acquisition, integration and other action related charges	(69,116)	(80,790)	(14.4)%	(198,933)	(80,790)	146.2%
Total operating profit	$131,150	$71,698	82.9%	$563,954	$515,186	9.5%

EBITDA[1]:
Net income	$89,437	$32,266		$404,519	$330,494
Interest expense, net	29,922	26,038		96,387	101,884
Income tax expense	11,082	(2,097)		60,449	65,307
Depreciation and amortization	28,662	23,689		98,202	90,890
Total EBITDA	$159,103	$79,896	99.1%	$659,557	$588,575	12.1%

¹	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 3, 2015	December 28, 2013
Assets
Cash and cash equivalents	$239,855	$115,863
Trade accounts receivable, net	672,048	578,558
Inventories	1,537,200	1,283,331
Other current assets	316,129	265,914
Total current assets	2,765,232	2,243,666

Property, net	674,379	579,883
Intangible assets and goodwill	1,414,321	1,004,143
Other noncurrent assets	367,849	262,356
Total assets	$5,221,781	$4,090,048

Liabilities
Accounts payable and accrued liabilities	$1,116,847	$781,296
Notes payable	144,438	36,192
Accounts Receivable Securitization Facility	210,963	181,790
Current portion of long-term debt	14,354	—
Total current liabilities	1,486,602	999,278
Long-term debt	1,613,997	1,467,000
Other noncurrent liabilities	734,410	393,147
Total liabilities	3,835,009	2,859,425

Equity	1,386,772	1,230,623
Total liabilities and equity	$5,221,781	$4,090,048

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year Ended
	January 3, 2015	December 28, 2013
Operating Activities:
Net income	$404,519	$330,494
Depreciation and amortization	98,202	90,890
Other noncash items	26,159	47,553
Changes in assets and liabilities, net	(20,790)	122,344
Net cash from operating activities	508,090	591,281

Investing Activities:
Capital expenditures	(57,191)	(37,538)
Acquisition of business	(360,439)	(559,855)
Proceeds from sale of investments and other	59,315	—
Net cash from investing activities	(358,315)	(597,393)

Financing Activities:
Cash dividends paid	(119,607)	(59,442)
Net borrowings on notes payable, debt and other	95,842	153,199
Net cash from financing activities	(23,765)	93,757
Effect of changes in foreign currency exchange rates on cash	(2,018)	(14,578)
Change in cash and cash equivalents	123,992	73,067
Cash and cash equivalents at beginning of year	115,863	42,796
Cash and cash equivalents at end of year	$239,855	$115,863

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Gross profit, as reported under GAAP	$545,561	$427,232	$1,904,407	$1,611,693
Acquisition, integration and other action related charges	31,899	16,221	73,126	16,221
Gross profit, as adjusted	$577,460	$443,453	$1,977,533	$1,627,914
As a % of net sales	37.9%	34.5%	37.1%	35.2%

Selling, general and administrative expenses, as reported under GAAP	$414,411	$355,534	$1,340,453	$1,096,507
Acquisition, integration and other action related charges	(37,217)	(64,569)	(125,807)	(64,569)
Selling, general and administrative expenses, as adjusted	$377,194	$290,965	$1,214,646	$1,031,938
As a % of net sales	24.8%	22.6%	22.8%	22.3%

Operating profit, as reported under GAAP	$131,150	$71,698	$563,954	$515,186
Acquisition, integration and other action related charges included in gross profit	31,899	16,221	73,126	16,221
Acquisition, integration and other action related charges included in SG&A	37,217	64,569	125,807	64,569
Operating profit, as adjusted	$200,266	$152,488	$762,887	$595,976
As a % of net sales	13.2%	11.9%	14.3%	12.9%

Net income, as reported under GAAP	$89,437	$32,266	$404,519	$330,494
Acquisition, integration and other action related charges included in gross profit	31,899	16,221	73,126	16,221
Acquisition, integration and other action related charges included in SG&A	37,217	64,569	125,807	64,569
Tax effect on actions	(9,829)	(13,331)	(25,862)	(13,331)
Net income, as adjusted	$148,724	$99,725	$577,590	$397,953

Diluted earnings per share, as reported under GAAP	$0.88	$0.32	$3.97	$3.25
Acquisition, integration and other action related charges	0.58	0.66	1.70	0.66
Diluted earnings per share, as adjusted	$1.46	$0.98	$5.66	$3.91